Exhibit 10.36

WRIMCO\IICO INSTITUTIONAL REVENUE SHARING SCHEDULE

PORTFOLIO MANAGERS — LARGE CAP GROWTH TEAM

Arrangements effective as of 07/01/2004

Portfolio Managers have the opportunity to earn revenue sharing above and beyond their salary.  To be eligible for revenue sharing, certain conditions and contingencies must be satisfied. Among other things, an individual must be employed by WRIMCO or IICO on the date of the revenue sharing payment, have performed all job responsibilities to the satisfaction of WRIMCO or IICO and have acted at all times in accordance with every company policy, agreement, regulatory authority and legal requirement.

As is the case with all revenue sharing, the schedule and methodology of calculation are subject to change.  Additionally, consideration will be given to macro events that are out of the control of the investment management division.

The company makes no representations, promises or predictions as to the amount of any revenue sharing or the likelihood of personnel to receive revenue sharing.

Note:  The revenue sharing terms listed below are an exception to the standard portfolio manager revenue sharing schedule.

A.  For all institutional managed Large Cap Growth assets gained above the $2 billion threshold (but not prior to 07/01/04)(1)

Revenue Sharing Terms for New Managed Accounts:

Explanation: Applies to new accounts

1st Year:	20% of revenues
2nd Year:	15% of revenues
Trailer:	5% of revenues

Revenue Sharing Terms for Significant Contributions into Managed Accounts:

Explanation: Applies to account contributions of at least 20% of market value or 10% of market value for accounts with frequent contribution/withdrawal activity (flow accounts).  See separate document for information on revenue sharing for flow accounts.

1st Year:	20% of revenues
2nd Year:	15% of revenues

Note:                                     After paying revenue sharing for two years on the contribution, the 5% trailer would be applied to the total revenues of the account.

(1)  If total Large Cap assets under management fall below $1.5 billion for two consecutive calendar quarter-ends, the company reserves the right to renegotiate.

B.  For all new institutional managed Large Cap Growth assets when aggregate assets are less than $2 billion threshold (or before 07/01/04)

Revenue Sharing Terms for New Managed Accounts:

Explanation: Applies to new accounts

1st Year:	10% of revenues
2nd Year:	5% of revenues
Trailer:	5% of revenues

Revenue Sharing Terms for Significant Contributions into Managed Accounts:

Explanation: Applies to account contributions of at least 20% of market value or 10% of market value for accounts with frequent contribution/withdrawal activity (flow accounts).  See separate document for information on revenue sharing for flow accounts.

1st Year:	10% of revenues
2nd Year:	5% of revenues

Note:                                     After paying revenue sharing for two years on the contribution, the 5% trailer would be applied to the total revenues of the account.

Affiliated Accounts:

No revenue sharing paid

See separate document for allocation of above revenue sharing terms between members of the Large Cap Growth Team.

Approved by:	/s/ John E. Sundeen, Jr.	Date:	February 18, 2011

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